Exhibit 23.1

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEEER

Legend Oil and Gas, Ltd.

1420 5th Avenue, Suite 2200

Seattle, Washington 98101

Gentlemen:

I hereby consent to the references to KLH Consulting and myself in the form and context in which they appear in the report on Form10-Q of Legend Oil and Gas, Ltd. for the period ended September 30, 2011 (the “Report”). I also consent to the inclusion in the Report of estimates of oil and gas reserves contained in my report (effective as of December 31, 2010), and to the inclusion of a copy of my report dated May 19, 2011, as an exhibit to the Report.

/s/ Kenton L. Hupp
Kenton L. Hupp
Licensed Petroleum Engineer

Wichita, Kansas

November 10, 2011